Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(7)
To Prospectus Dated June 21, 2007	Registration No. 333-143941

COMMON STOCK

This prospectus supplement no. 1 supplements and amends the prospectus dated June 21, 2007, relating to the resale from time to time of up to 4,327,725 shares, or the registered shares, of our common stock, par value $.01 per share, by persons who receive such shares in exchange for the 3.00% Exchangeable Senior Notes due 2027, or the notes, issued and sold by our operating partnership, SL Green Operating Partnership, L.P., in a private transaction on March 26, 2007.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The number of shares of common stock issuable upon exchange of the notes shown in the table below assumes exchange of the full amount of notes held by each selling stockholder at the current conversion rate of 5.7703 shares of common stock per $1,000 principal amount of notes.  This conversion price is subject to adjustment in certain events.  Accordingly, the number of conversion shares may increase or decrease from time to time.  Information concerning other selling stockholders will be set forth in other prospectus supplements from time to time, if required.  The number of shares of common stock owned by the other selling stockholders or any future transferee from any such holder assumes that they do not beneficially own any shares of common stock other than the shares of common stock that we may issue to them in exchange for or on redemption of the notes.

The shares of common stock offered by this prospectus supplement may be offered from time to time by the selling stockholders named below:

Name	Number of shares beneficially owned before the offering	Number of shares offered hereby (1)	Number of shares beneficially owned after the offering(2)	Percentage of shares beneficially owned after the offering(2)(3)
Altma Fund SICAV PLC (in respect of Trinity Sub-Fund)	28,799	28,799	0	+
AM Master Fund I, L.P.	91,632	91,632	0	+
Lyxor / AM Investment Fund, LTD.	15,718	15,718	0	+
SGAM AI Boreal	90,593	90,593	0	+
AM International E Mac 63 LTD	73,311	73,311	0	+
Admiral Flagship Master Fund, LTD*	129,831	129,831	0	+
Guardian Pension Trust	3,462	3,462	0	+
KBC Financial Products USA Inc.*	14,426	14,426	0	+
Inflective Convertible Opportunity Fund I, Limited*	5,770	5,770	0	+
Inflective Convertible Opportunity Fund I, L.P.*	1,153	1,153	0	+
Highbridge Convertible Arbitrage Master Fund L.P.(4)	21,638	21,638	0	+

+                    Indicates less than one percent (1%).

*                    The selling stockholders identified with this symbol have identified that they are, or are affiliates of, registered broker-dealers.  These selling stockholders have represented that they acquired their securities in the ordinary course of business and in the open market, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.  To the extent that we become aware that any such selling stockholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file either a post-effective amendment to the registration statement of which this prospectus supplement is a part or another prospectus supplement to designate such person as an “underwriter” within the meaning of the Securities Act of 1933, as amended.

(1)             Represents the maximum number of our shares of common stock issuable in exchange for all of the selling stockholder’s notes, based on the current conversion rate of 5.7703 shares of common stock per $1,000 principal amount of the notes.  This conversion rate is, however, subject to adjustment.  As a result, the number of our shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)             Assumes the selling stockholder sells all of its shares of common stock offered pursuant to this prospectus supplement.

(3)             Based on a total of 59,625,587 shares of common stock outstanding as of June 30, 2007.

(4)             The information presented here amends the information presented for this selling stockholder in the prospectus dated June 21, 2007.

Investing in our shares of common stock involves risks.  See “Risk Factors” on page 2 of the prospectus and included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 24, 2007